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                                                                    Exhibit 99.1


                NAVIGANT INTERNATIONAL ADOPTS CALENDAR YEAR END

DENVER, CO; FEBRUARY 8, 1999 -- Navigant International, Inc. (Nasdaq: FLYR), one of the largest suppliers of corporate travel services in the U.S., today announced it is changing its fiscal year from the last Saturday in April to the last Sunday in December, effective the December 27, 1998 reporting period.

"For most of our companies, this change is merely a return to our historical and natural year end," said Edward Adams, chief executive officer. "This change serves two purposes. Foremost, it puts us on a schedule consistent with most of our customer base, and therefore, helps us prepare year-end customer reporting more efficiently. It will also help us increase internal reporting efficiency after an acquisition, since most corporate travel companies end their fiscal year at the end of December."

Robert Griffith, chief financial officer, said, "This allows our reporting periods to reflect our natural yearly cycles. Ending on that last Sunday in December also allows us to close our books cleanly since it coincides with the cut-off date for reconciling airline ticket sales with the Airlines Reporting Corporation."

The change to a December year end currently places Navigant in the early part of its first quarter. On December 1, 1998, the company reported its last quarterly results for the period ended October 24, 1998. On February 23, 1999, Navigant will report the comparative results of operations, on an actual and pro forma basis, for its quarter and fiscal year ended December 27, 1998.

Navigant is one of the five largest providers of corporate travel management services in the United States based on airline ticket sales. The Company currently has approximately 435 regional travel offices and on-site customer travel operations, including offices in 18 of the 25 largest U.S. business travel markets. The Company's shares are traded on the NASDAQ National Market System under the symbol "FLYR."

This news release contains forward-looking statements, including statements about the Company's growth strategies, the integration of prior or potential future acquisitions, the timing of new acquisitions, the impact of competition, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors detailed from time to time in the Company's SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.